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                                                                   Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Golden State Bancorp Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Golden State Bancorp Inc for the Golden State Bancorp Inc. Omnibus Stock Plan, the Golden State Bancorp Inc. Stock Option and Long-Term Performance Incentive Plan, the RedFed Bancorp Inc. 1994 Incentive Stock Option Plan, the Redlands Federal Bank 1995 Long Term Incentive Plan and the RedFed Bancorp Inc. 1994 Stock Option Plan for Outside Directors of (i) our report dated February 23, 1998, relating to the consolidated balance sheets of First Nationwide (Parent) Holdings Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Current Report on Form 8-K dated September 11, 1998 of Golden State Bancorp Inc., and (ii) our report dated
July 20, 1998, relating to the consolidated statements of financial condition of Golden State Bancorp Inc. as of June 30, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which appears in the Annual Report on Form 10-K of Golden State Bancorp Inc for the fiscal year ended June 30, 1998.


                                            KPMG LLP

San Francisco, California
March 16, 1999